                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form 8-K

                                 Current Report
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



   Date of Report (Date of earliest event reported):  NOVEMBER 13, 1997
                                                    ---------------------


                             XPEDITE SYSTEMS, INC.
                             ---------------------
             (Exact Name of Registrant as specified in its charter)


          DELAWARE                       0-23394              22-2903158
----------------------------        ----------------      -------------------
(State or other jurisdiction        (Commission File         (IRS Employer
     of incorporation)                   Number)          Identification No.)


             ONE INDUSTRIAL WAY WEST, EATONTOWN, NEW JERSEY  07724
             -----------------------------------------------------
              (Address of Principal Executive Offices) (Zip Code)



      Registrant's telephone number, including area code:  (732) 389-3900
                                                         ----------------



       XPEDITE SYSTEMS, INC., 446 HIGHWAY 35, EATONTOWN, NEW JERSEY 07724
       ------------------------------------------------------------------
         (Former name or former address, if changed since last report)
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Item 5. Other Events

     Xpedite Systems, Inc., a Delaware corporation ("XSI" or the "Registrant"), Premiere Technologies, Inc., a Georgia corporation ("Premiere"), and Nets Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Premiere ("Acquisition Corp."), have entered into an Agreement and Plan of Merger dated as of November 13, 1997 (the "Merger Agreement") pursuant to which Premiere would acquire XSI in a stock-for-stock merger transaction (the "Merger") which the parties expect to qualify as a "pooling of interests" for accounting purposes and to qualify as a tax-free reorganization. Under the terms of the Merger Agreement, each outstanding share of XSI common stock would be converted into the number of shares of Premiere's common stock equal to $34 divided by the average trading price of Premiere's common stock for the 20 consecutive trading days immediately prior to XSI's stockholder meeting to approve the Merger, with a maximum exchange ratio of 1.25 shares of Premiere's common stock for each XSI share and a minimum exchange ratio of 0.867 shares of Premiere's common stock for each XSI share. The Merger Agreement may be terminated by XSI's Board of Directors if the average trading price of Premiere's common stock is less than $24 per share during the exchange ratio measurement period, subject to the prior right of Premiere to issue additional shares so that XSI's shareholders would acquire a minimum of $30 of Premiere's common stock for each XSI share in the Merger. The Merger Agreement is filed herewith as Exhibit 2.1 and is incorporated by reference herein.

     Simultaneously with the execution of the Merger Agreement, XSI terminated its existing Agreement and Plan of Merger dated as of August 8, 1997 (the "Prior Merger Agreement") between XSI and Xpedite Acquisition Corp. ("XAC") pursuant to which XAC was to merge with and into XSI and XSI stockholders were to receive a cash purchase price of $23.25 per share of XSI common stock. Under the terms of the Prior Merger Agreement, XSI will be required to pay Acquisition Corp. a termination fee of $7.5 million and reimburse Acquisition Corp. for up to $2 million of expenses incurred by Acquisition Corp. in connection with the Prior Merger Agreement.

     Concurrently with the execution of the Merger Agreement, certain stockholders of XSI, including members of the Board of Directors, certain funds managed by Patricof & Co. Ventures, Inc. ("Patricof"), and David and Stuart Epstein each entered into individual Stockholder Agreements (the "Stockholder Agreements") dated as of November 13, 1997 with XSI and Premiere. Each Stockholder Agreement provides, among other things, that the stockholder party thereto will vote his or its shares in favor of the Merger. Pursuant to the Stockholder Agreement, each XSI stockholder a party thereto gave Premiere his or its irrevocable proxy to vote his or its shares in favor of the matter referred to above. The form of Stockholder Agreement executed by each of these XSI stockholders is filed herewith as Exhibit 2.2 and is incorporated by reference herein.

     The consummation of the Merger is subject to certain conditions, including the consummation of XSI's pending acquisition of Xpedite Systems Limited (XSI's United Kingdom affiliate) pursuant to the terms of its existing purchase agreement, which acquisition is expected

                                       2
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to close in the fourth quarter of 1997, the receipt of assurances from XSI's and
Premiere's accountants regarding the ability of Premiere to treat the Merger as a "pooling of interests" for accounting purposes, the approval by XSI's stockholders of the Merger and by Premiere's stockholders of the issuance of additional shares in the Merger and the receipt of required antitrust approvals.

     The Board of Directors of XSI has, by unanimous vote of the directors voting, approved and recommended the Merger Agreement. The Merger is expected to close in the first quarter of 1998.


Item 7. Financial Statements and Exhibits.

     (a)   Exhibits.

     2.1 Agreement and Plan of Merger dated as of November 13, 1997 by and among the Registrant, Premiere and Acquisition Corp.

     2.2   Form of Stockholder Agreement dated as of November 13, 1997.

     99.1  Press release dated November 14, 1997.

                                       3
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     Pursuant to the requirements of the Securities Exchange Act of 1934, the
Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                          XPEDITE SYSTEMS, INC.



                          By:     /s/ Roy B. Andersen, Jr.
                             ------------------------------------------
                             Roy B. Andersen, Jr.
                             President and Chief Executive Officer

Date: November 24, 1997


                                      S-1
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                                 EXHIBIT INDEX

                                                                   Sequentially
Exhibit                                                              Numbered
  No.                         Description                              Page
-------  -----------------------------------------------------     ------------

  2.1    Agreement and Plan of Merger dated as of November
         13, 1997 by and among the Registrant, Premiere and Acquisition Corp.

  2.2    Form of Stockholder Agreement dated as of November 13, 1997.

 99.1    Press release dated November 14, 1997.